As filed with the Securities and Exchange Commission on September 11, 2020.

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CREATD, INC.

(f/k/a Jerrick Media Holdings, Inc.)
(Exact name of Registrant as specified in its charter)

Nevada	7819	87-0645394
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2050 Center Avenue Suite 640

Fort Lee, NJ 07024

Telephone: (201) 258-3770

(Address and telephone number of principal executive offices)

Jeremy Frommer

Chief Executive Officer

2050 Center Avenue Suite 640

Fort Lee, NJ 07024

Telephone: (201) 258-3770

(Name, address and telephone number of agent for service)

Copies to:

Andrea Cataneo, Esq. Richard A. Friedman, Esq. Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, NY 10112 (212) 653-8700	Joseph M. Lucosky, Esq. Scott E. Linsky, Esq. Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, NJ 08830 (732) 395-4400

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-238514

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee
Units, consisting of one share of common stock, par value $0.001 per share, and one warrant to purchase one share of common stock, par value $0.001 per share
Common stock included as part of the Units	$14,375	$1.865
Warrants included as part of the Units (3)
Shares of common stock issuable upon exercise of the Warrants	$14,375	$1.865
Underwriters’ warrants to purchase common stock (3)
Common Stock underlying underwriters’ warrants to purchase common stock	$937.50	0.12
Total	$29,687.50	$3.85

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3)	No fee is required pursuant to Rule 457(i) under the Securities Act.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) of the Securities Act.

EXPLANATORY NOTE

This Registration Statement (the “Registration Statement”) is being filed with the Securities and Exchange Commission (the “Commission”) with respect to the registration of additional units of securities (the “Units”), as well the securities underlying such Units, of Creatd, Inc. (f/k/a Jerrick Media Holdings, Inc.) (the “Registrant”), pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”). This Registration Statement incorporates by reference the contents of, including any amendments and exhibits thereto, the Registration Statement on Form S-1 (File No. 333-238514) (the “Prior Registration Statement”), which the Commission declared effective on September 10, 2020. This Registration Statement is being filed solely for the purpose of (i) increasing the shares of common stock, par value $0.001 per share (“Common Stock”), underlying the Units to be offered in the public offering by $14,375, which includes shares of Common Stock that may be sold pursuant to the underwriters’ option to purchase additional shares of Common Stock; (ii) increasing the number of warrants (the “Warrants”) to purchase shares of Common Stock underlying the Units to be offered in the public offering by $14,375, which includes Warrants that may be sold pursuant to the underwriters’ option to purchase additional Warrants; and (iii) increasing the number of Common Stock underlying Underwriters’ warrants to purchase shares of Common Stock by $937.50.

The additional securities that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement.

The required opinion and consents are listed on the Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Number	Description

5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP

23.1	Consent of Rosenberg Rich Baker Berman, P.A.

23.2	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1)

24.1*	Power of Attorney

*	Previously filed on the signature page to the Registrant’s Registration Statement on Form S-1 (File No. 333-238514) and incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Borough of Fort Lee, State of New Jersey, on the 11th day of September, 2020.

CREATD, INC.

By:	/s/ Jeremy Frommer
Name:	Jeremy Frommer
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeremy Frommer	Chief Executive Officer and Director	September 11, 2020
Jeremy Frommer	(Principal Executive Officer)

*	Chief Financial Officer	September 11, 2020
Chelsea Pullano	(Principal Financial and Accounting Officer)

*	Chairman of the Board	September 11, 2020
Mark Standish

*	Director	September 11, 2020
Mark Patterson

*	Director	September 11, 2020
Leonard Schiller

*	Director	September 11, 2020
Laurie Weisberg

* By:	/s/ Jeremy Frommer
Jeremy Frommer, Attorney-in-fact

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